Exhibit 99.1

Contact:	Peter W. Keegan Senior Vice President (212) 521-2950 Candace Leeds V.P. of Public Affairs (212) 521-2416 Darren Daugherty Investor Relations (212) 521-2788

LOEWS CORPORATION REPORTS
NET INCOME FOR 2006

NEW YORK, February 12, 2007—Loews Corporation (NYSE:LTR;CG) today reported consolidated net income (including both the Loews Group and Carolina Group) for the 2006 fourth quarter of $746.5 million, compared to $127.6 million in the 2005 fourth quarter. Consolidated net income for the year ended December 31, 2006 was $2,491.3 million, compared to $1,211.6 million in the prior year.

Net income and earnings per share information attributable to Loews common stock and Carolina Group stock is summarized in the table below:

	December 31,
	Three Months		Year Ended
(In millions, except per share data)	2006	2005	2006	2005

Net income attributable to Loews common stock:
Income before net investment gains (losses)	$536.9	$86.8	$2,032.0	$951.9
Net investment gains (losses)	96.5	(49.0)	68.6	(10.3)
Income from continuing operations	633.4	37.8	2,100.6	941.6
Discontinued operations, net	(24.0)	8.2	(25.7)	18.7
Net income attributable to Loews common stock	609.4	46.0	2,074.9	960.3
Net income attributable to Carolina Group stock (a)	137.1	81.6	416.4	251.3
Consolidated net income	$746.5	$127.6	$2,491.3	$1,211.6

Net income per share:
Loews common stock:
Income from continuing operations	$1.15	$0.07	$3.80	$1.69
Discontinued operations, net	(0.04)	0.01	(0.05)	0.03
Net income	$1.11	$0.08	$3.75	$1.72
Carolina Group stock	$1.26	$1.11	$4.46	$3.62
Book value per share of Loews common stock at:
December 31, 2006	$30.14
December 31, 2005	$23.64

(a) Reflects Loews Corporation’s sales of 15 million shares of Carolina Group stock in each of August and May of 2006 and 10 million shares in November of 2005. Net income per share of Carolina Group stock was not impacted by these sales.

Three Months Ended December 31, 2006 Compared With 2005

Net income attributable to Loews common stock for the fourth quarter of 2006 amounted to $609.4 million, or $1.11 per share, compared to $46.0 million, or $0.08 per share in the comparable period of the prior year. The increase in net income was primarily due to improved results at the Company’s 89% owned subsidiary, CNA Financial Corporation and the Company’s 54% owned subsidiary, Diamond Offshore Drilling, Inc., partially offset by a decrease in the share of Carolina Group earnings attributable to Loews common stock, due to the sale of additional Carolina Group stock in August and May 2006.

Net income attributable to Loews common stock includes net investment gains of $96.5 million (after tax and minority interest) compared to net investment losses of $49.0 million (after tax and minority interest) in the comparable period of the prior year.

Net income attributable to Carolina Group stock for the fourth quarter of 2006 was $137.1 million, or $1.26 per Carolina Group share, compared to $81.6 million, or $1.11 per Carolina Group share in the comparable period of the prior year. The increase in net income attributable to Carolina Group stock was due to an increase in Lorillard Inc. net income primarily driven by higher unit sales, and reflects an increase in the number of Carolina Group shares outstanding. The Company is issuing a separate press release reporting the results of the Carolina Group for the fourth quarter of 2006.

Consolidated revenues in the fourth quarter of 2006 amounted to $4.9 billion, compared to $4.1 billion in the comparable period of the prior year.

Year Ended December 31, 2006 Compared With 2005

Net income attributable to Loews common stock for the year ended 2006 amounted to $2,074.9 million, or $3.75 per share, compared to $960.3 million, or $1.72 per share, in the prior year. The results for the year ended December 31, 2005 included catastrophe losses at CNA of $304.8 million (after tax and minority interest) including the impact from Hurricanes Wilma, Katrina, Rita, Dennis and Ophelia and a benefit of $136.5 million related to a federal income tax settlement due primarily to net refund interest and the release of federal income tax reserves at CNA. The increase in net income was primarily due to improved results at CNA and Diamond Offshore, partially offset by a decrease in the share of Carolina Group earnings attributable to Loews common stock, as discussed above.

Net income attributable to Loews common stock includes net investment gains of $68.6 million (after tax and minority interest) compared to net investment losses of $10.3 million (after tax and minority interest) in the prior year.

Net income attributable to Carolina Group stock for the year ended 2006 was $416.4 million, or $4.46 per Carolina Group share, compared to $251.3 million, or $3.62 per Carolina Group share in the prior year. The increase in net income attributable to Carolina Group stock was due to an increase in Lorillard Inc. net income driven by higher effective unit prices reflecting lower sales promotion expenses (accounted for as a reduction to net sales), increased unit sales, and reflects an increase in the number of Carolina Group shares outstanding.

Consolidated revenues for the year ended 2006 amounted to $17.9 billion, compared to $16.0 billion in the prior year.

# # #

At December 31, 2006, there were 544,203,457 shares of Loews common stock outstanding and 108,325,806 shares of Carolina Group stock outstanding. During the three months and year ended December 31, 2006, the Company purchased 6,432,010 and 13,934,510 shares of Loews common stock at an aggregate cost of $255.0 and $509.8 million, respectively. Depending on market conditions, the Company from time to time purchases shares of its, and its subsidiaries’, outstanding common stock in the open market or otherwise.

The Company has two classes of common stock: (i) Carolina Group stock, a tracking stock intended to reflect the economic performance of a group of the Company’s assets and liabilities, called the Carolina Group, principally consisting of the Company’s subsidiary Lorillard, Inc. and (ii) Loews common stock, representing the economic performance of the Company’s remaining assets, including the interest in the Carolina Group not represented by Carolina Group stock. At December 31, 2006, the outstanding Carolina Group stock represents a 62.3% economic interest in the economic performance of the Carolina Group.

# # #

ABOUT LOEWS CORPORATION

Loews Corporation, a holding company, is one of the largest diversified financial corporations in the United States. Its principal subsidiaries are CNA Financial Corporation (NYSE: CNA), Lorillard, Inc., Boardwalk Pipeline Partners, LP (NYSE: BWP), Diamond Offshore Drilling, Inc. (NYSE: DO), Loews Hotels and Bulova Corporation.

# # #

CONFERENCE CALLS

A conference call to discuss the fourth quarter and full year results of Loews Corporation has been scheduled for 11:00 a.m. EST, Monday, February 12, 2007. A live broadcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 8347049. An online replay will be available at the Company’s website following the call.

A conference call to discuss the fourth quarter and full year results of CNA has been scheduled for 10:00 a.m. EST, Monday, February 12, 2007. A live broadcast of the call will be available online at the CNA website (http://investors.cna.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (888) 515-2235, or for international callers, (719) 457-2601. An online replay will be available at CNA’s website following the call.

A conference call to discuss the fourth quarter and full year results of Boardwalk Pipeline Partners, LP has been scheduled for 9:00 a.m. EST, Monday, February 12, 2007. A live broadcast of the call will be available online at the Boardwalk Pipeline website (www.boardwalkpipelines.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (866) 314-4483. The conference ID number is 82135639. An online replay will be available at Boardwalk Pipeline’s website following the call.

A conference call to discuss the fourth quarter and full year results of Diamond Offshore was held on Thursday, February 8, 2007. An online replay is available at the Diamond Offshore website (www.diamondoffshore.com).

# # #

FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company and CNA. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Financial Review

	December 31,
	Three Months		Years Ended
	2006	2005	2006	2005

	(Amounts in millions, except per share data)

Revenues:
Insurance premiums and net investment income (a)	$2,925.0	$2,431.7	$10,614.7	$9,654.2
Manufactured products (b)	1,007.2	981.2	3,961.8	3,752.4
Other (c)	949.8	695.1	3,334.5	2,611.2
Total	4,882.0	4,108.0	17,911.0	16,017.8

Expenses:
Insurance claims & policyholders’ benefits	1,600.1	2,112.3	6,046.2	6,998.7
Cost of manufactured products sold (b) (d)	555.7	539.9	2,261.7	2,202.3
Other	1,376.9	1,251.1	5,131.0	4,970.3
Total	3,532.7	3,903.3	13,438.9	14,171.3

	1,349.3	204.7	4,472.1	1,846.5

Income tax expense	415.7	43.8	1,450.7	490.4
Minority interest	163.1	41.5	504.4	163.2
Total	578.8	85.3	1,955.1	653.6

Income from continuing operations	770.5	119.4	2,517.0	1,192.9
Discontinued operations, net	(24.0)	8.2	(25.7)	18.7

Net income	$746.5	$127.6	$2,491.3	$1,211.6

Net income attributable to:
Loews common stock:
Income from continuing operations	$633.4	$37.8	$2,100.6	$941.6
Discontinued operations, net	(24.0)	8.2	(25.7)	18.7
Loews common stock	609.4	46.0	2,074.9	960.3
Carolina Group stock (e)	137.1	81.6	416.4	251.3
	$746.5	$127.6	$2,491.3	$1,211.6

Income per share of Loews common stock:
Income from continuing operations	$1.15	$0.07	$3.80	$1.69
Discontinued operations, net	(0.04)	0.01	(0.05)	0.03
Diluted net income	$1.11	$0.08	$3.75	$1.72

Diluted net income per share of Carolina Group stock	$1.26	$1.11	$4.46	$3.62

Weighted diluted number of shares:
Loews common stock	548.37	558.41	553.54	557.96
Carolina Group stock	108.44	73.51	93.47	69.49

(a)	Includes investment gains (losses) of $154.3, $(82.9), $100.5 and $(13.2) for the respective periods.
(b)	Includes excise taxes of $172.1, $164.7, $698.5 and $676.1 paid on sales of manufactured products for the respective periods.
(c)	The year ended December 31, 2005 includes net refund interest of $130.6 from a federal income tax settlement.
(d)	Includes charges of $215.1, $218.2, $911.4 and $876.4 ($133.8, $135.7, $560.2 and $537.7 after taxes) to accrue obligations under the State Settlement Agreements for the respective periods.
(e)	Represents 62.34%, 42.86%, 54.78% and 40.34% of the economic interest in the Carolina Group for the respective periods.

Loews Corporation and Subsidiaries
Additional Financial Information

	December 31,
	Three Months		Years Ended
	2006	2005	2006	2005

	(In millions)

Revenues:
CNA Financial	$2,689.1	$2,491.4	$10,289.8	$9,871.6
Lorillard (a)	968.8	936.1	3,858.6	3,637.4
Boardwalk Pipeline	176.0	178.3	618.4	571.3
Diamond Offshore	596.4	379.1	2,102.0	1,294.1
Loews Hotels	91.1	83.1	371.3	350.5
Investment income-net and other (b)
Income (loss) from trading portfolio	106.0	33.1	223.7	42.8
Other	100.3	89.8	346.7	263.3
	4,727.7	4,190.9	17,810.5	16,031.0

Investment gains (losses):
CNA Financial	154.2	(82.8)	91.9	(6.5)
Corporate and other	0.1	(0.1)	8.6	(6.7)
	154.3	(82.9)	100.5	(13.2)
Total	$4,882.0	$4,108.0	$17,911.0	$16,017.8

Income Before Taxes:
CNA Financial	$346.4	$(288.9)	$1,575.3	$185.3
Lorillard (c)	157.2	208.0	667.2	743.2
Boardwalk Pipeline	65.2	64.9	197.7	158.1
Diamond Offshore	292.9	135.9	960.1	351.0
Loews Hotels	8.1	4.9	48.0	50.0
Investment income-net and other (b)
Income (loss) from trading portfolio	106.0	33.1	223.7	42.8
Other (d)	(1.8)	(1.9)	22.1	(81.0)
	974.0	156.0	3,694.1	1,449.4

Investment gains (losses):
CNA Financial	154.2	(82.8)	91.9	(6.5)
Corporate and other	0.1		8.8	(5.8)
	154.3	(82.8)	100.7	(12.3)

Loews common stock	1,128.3	73.2	3,794.8	1,437.1
Carolina Group stock (e)	221.0	131.5	677.3	409.4
Total	$1,349.3	$204.7	$4,472.1	$1,846.5

Net Income:
CNA Financial (f)	$222.8	$(153.4)	$978.3	$246.7
Lorillard (c)	97.5	128.9	409.9	455.8
Boardwalk Pipeline	35.1	36.0	103.2	92.1
Diamond Offshore	110.3	52.6	352.0	127.3
Loews Hotels	3.8	(1.5)	29.4	31.2
Investment income-net and other (b)
Income (loss) from trading portfolio	68.9	21.5	145.4	27.8
Other (d) (f)	(1.5)	2.7	13.8	(29.0)
	536.9	86.8	2,032.0	951.9

Investment gains (losses):
CNA Financial	96.5	(49.0)	62.9	(6.9)
Corporate and other			5.7	(3.4)
	96.5	(49.0)	68.6	(10.3)

Income from continuing operations	633.4	37.8	2,100.6	941.6
Discontinued operations, net	(24.0)	8.2	(25.7)	18.7
Loews common stock	609.4	46.0	2,074.9	960.3
Carolina Group stock (e)	137.1	81.6	416.4	251.3
Total	$746.5	$127.6	$2,491.3	$1,211.6

(a)	Includes excise taxes of $172.1, $164.7, $698.5 and $676.1 paid on sales of manufactured products for the respective periods.
(b)	Consists primarily of corporate investment income, interest expenses, the operations of Bulova Corporation and other unallocated expenses.
(c)
The Loews Group's intergroup interest in the earnings of the Carolina Group declined from 54.97% in 2005 to 37.66% in 2006 due primarily to the sales of Carolina Group stock by Loews in May and August of 2006.

(d)	Includes additional interest expense of $35.5 ($23.1 after taxes) related to charges from the early redemption of the Company's long-term debt for the year ended December 31, 2005.
(e)	Represents 62.34%, 42.86%, 54.78% and 40.34% of the economic interest in the Carolina Group for the respective periods.
(f)
Includes a benefit of $105.7 and $25.5 for CNA Financial and Corporate, respectively, for the year ended December 31, 2005, relating primarily to net refund interest and the release of federal income tax reserves.